Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2014 FOURTH QUARTER AND FULL YEAR RESULTS

-Reports Net Income of $41.4 Million, or $0.26 per Diluted Share for the Fourth Quarter-

-New Home Orders up 37% and 17% on an Adjusted Basis for the Fourth Quarter-

-SG&A Expenses as a Percentage of Home Sales Revenue improves to 8.9% for the Fourth Quarter-

-New Home Orders up 92% and 59% on an Adjusted Basis through February 2015-

Irvine, California, March 3, 2015 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced results for the fourth quarter and full year ended December 31, 2014.

On July 7, 2014, TRI Pointe consummated the previously announced merger with Weyerhaeuser Real Estate Company (“WRECO”).  Before the merger, WRECO was an indirect wholly-owned subsidiary of Weyerhaeuser Company engaged in homebuilding and related activities through five operating subsidiaries.  The merger was accounted for as a “reverse acquisition” of TRI Pointe by WRECO.  As a result, legacy TRI Pointe’s financial results are only included in the combined company’s financial statements from the closing date forward and are not reflected in the combined company’s historical financial statements, except for legacy TRI Pointe’s common stock.  Accordingly, legacy TRI Pointe’s financial results are not included in the Generally Accepted Accounting Principles (“GAAP”) results for any periods prior to the closing.

The Company has appended Supplemental Combined Company Information to this press release to provide supplemental financial and operational information of the combined company that is “Adjusted” to include legacy TRI Pointe’s standalone operations for the relevant periods prior to the merger.

GAAP Results and Operational Data for Fourth Quarter 2014 and Comparisons to Fourth Quarter 2013

•	Income from continuing operations was $41.4 million, or $0.26 per diluted share compared to a loss from continuing operations of $(179.6) million, or $(1.38) per diluted share
•	New home orders increased to 714 compared to 521, an increase of 37%
•	Active selling communities averaged 105.6 compared to 90.1
o	New home orders per average selling community were 6.8 orders (2.25 monthly) compared to 5.8 orders (1.93 monthly)
o	Cancellation rate decreased to 17% compared to 21%
•	Backlog units of 1,032 homes with a dollar value increase of 29%, to $653.1 million
o	Average sales price in backlog increased 12% to $633,000
•	Home sales revenue of $623.0 million, an increase of 31%
o	New homes deliveries of 1,122, up 5%
o	Average sales price of homes delivered grew 26% to $555,000
•	Homebuilding gross margin percentage of 19.9%
o	Excluding noncash purchase accounting adjustments and interest, our adjusted homebuilding gross margin percentage was 22.7%*
•	SG&A expense as a percentage of homes sales revenue improved to 8.9% compared to 9.8%
•	Ratio of net debt to capital of 40.6% at December 31, 2014 improved from 51.0% at December 31, 2013*
•	Cash of $170.6 million and availability under unsecured revolving credit facility of $153 million

GAAP Results and Operational Data for Full Year 2014 and Comparisons to Full Year 2013

•	Income from continuing operations was $84.2 million, or $0.58 per diluted share compared to a loss from continuing operations of $(151.3) million, or $(1.17) per diluted share
•	New home orders decreased to 2,947 compared to 3,055
•	Home sales revenue of $1.6 billion, an increase of 35%
o	New homes deliveries of 3,100, up 5%
o	Average sales price of homes delivered grew 28% to $531,000
•	Homebuilding gross margin percentage of 19.9%
o	Excluding noncash purchase accounting adjustments and interest, our adjusted homebuilding gross margin percentage was 22.8%*
•	SG&A expense as a percentage of homes sales revenue improved to 11.3% compared to 13.9%

* See “Reconciliation of Non-GAAP Financial Measures”

“We are pleased with the progress we made in the fourth quarter and full year 2014”, commented Douglas F. Bauer, TRI Pointe’s Chief Executive Officer.  “Over the last year, TRI Pointe has transformed itself from a regional builder with limited size and scope to a more diversified company with a portfolio of six homebuilding brands building in ten of the best markets in the country.  The integration of the WRECO homebuilders is complete, and now we are extremely excited about building a market leading culture that will be recognized for market share and for being a top performer.  With our Company’s collective goals now in alignment, we can focus our attention on the spring selling season and work towards unlocking the full potential of our combined company.  Those efforts are off to a good start so far this year, as net orders for January and February were up 59% compared to the combined orders of legacy TRI Pointe and the WRECO homebuilders for the same two months last year.”

Mr. Bauer continued, “To better reflect the new size and scope of our organization, we are pleased to announce the rebranding of the Company to TRI Pointe Group.  The rebrand to TRI Pointe Group not only signifies a new name, but also a new national company comprised of 6 premium regional homebuilders.  We plan to reorganize our corporate structure with a new holding company parent to be named TRI Pointe Group.  We expect to complete the reorganization in the second quarter of 2015.  The TRI Pointe Group stock ticker will remain “TPH”.  The TRI Pointe Homes brand will continue its homebuilding operations in California and Colorado as a wholly owned subsidiary of the TRI Pointe Group.”

GAAP Fourth quarter 2014 operating results

Income from continuing operations was $41.4 million, or $0.26 per diluted share in the fourth quarter of 2014, compared to a loss from continuing operations of $(179.6) million, or $(1.38) per diluted share for the fourth quarter of 2013.  Results for the fourth quarter in 2013 include a $343.3 million impairment and lot abandonment charge for Coyote Springs, a large master planned community north of Las Vegas, Nevada.  Under the terms of the WRECO transaction, certain assets and liabilities of WRECO and its subsidiaries were excluded from the transaction and retained by Weyerhaeuser, including assets and liabilities relating to Coyote Springs.  Income from continuing operations for the fourth quarter of 2014 was impacted by $6.3 million of expenses related to noncash purchase accounting adjustments, restructuring charges and other expenses related to the merger.  Excluding these items, net of tax, income from continuing operations would have been $45.2 million*, or $0.28* per diluted share.

Home sales revenue increased $149.1 million to $623.0 million for the fourth quarter of 2014, as compared to $473.8 million for the same period in 2013.  The increase was attributable to the addition of legacy TRI Pointe’s operations at the closing date of the merger and a 26% increase in the Company's average sales price of homes delivered to $555,000.  The increase in the average sales price was primarily attributable to the addition of legacy TRI Pointe which had an average sales price of homes delivered of $816,000 for the quarter ended December 31, 2014, with no comparable amounts in the prior year period, as well as increases in most of our other reporting segments due to a shift in mix as well as price appreciation in certain markets.

New home orders increased to 714 homes for the fourth quarter of 2014, as compared to 521 homes for the same period in 2013.  In addition, average active selling communities increased to 105.6 as compared to 90.1 for the same period in the prior year, mainly due to the addition of legacy TRI Pointe. The Company’s overall absorption rate per average selling community for the three months ended December 31, 2014 was 6.8 orders (2.25 monthly) compared to 5.8 orders (1.93 monthly) during the same period in 2013.

The Company ended the year with 1,032 homes in backlog, representing approximately $653.1 million in future home sales revenue. The average sales price of homes in backlog as of December 31, 2014 increased $68,000, or 12%, to $633,000 compared to $565,000 at December 31, 2013.  The increase in average sales price of homes in backlog was primarily attributable to the addition of legacy TRI Pointe which had an average sales price of homes in backlog of $793,000 as of December 31, 2014, as well as increases in all of our other reporting segments.

Homebuilding gross margin percentage for the fourth quarter of 2014 decreased to 19.9% compared to 23.0% for the same period in 2013, but is up sequentially from 18.3% in the prior quarter.  This decrease was partially due to a $4.3 million or a 70 basis point noncash purchase accounting adjustment as result of the merger.  Excluding interest in cost of home sales and the noncash purchase accounting adjustments, adjusted homebuilding gross margin percentage was 22.7%* for the fourth quarter of 2014 versus 25.0%* for the same period in 2013.

Selling, general and administrative expense for the fourth quarter of 2014 improved to 8.9% of home sales revenue as compared to 9.8% for the same period in 2013.  The decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage from increased home sales revenue due to the addition of legacy TRI Pointe and the increase in average sales price of homes delivered from all but one of our reporting segments, along with cost savings achieved by the reduction of duplicate corporate and divisional overhead costs and expenses.

Thomas J. Mitchell, President and Chief Operating Officer, said, “After another quarter of successful integration and transition, we now have a dynamic platform to grow our business and capitalize on our unique land position and improving market conditions.  While each of our homebuilding brands will continue to maintain their own unique identities, they now operate under a shared operating strategy that will maximize the returns of our stockholders.  We believe that the combination of this operating strategy and our strong local management teams will yield significant benefits that go beyond the operational leverage we’ve already realized.

The following Non-GAAP and adjusted operational information is “Adjusted” to include legacy TRI Pointe’s operations for all periods prior to the merger.  No other adjustments have been made to this information, which is purely informational and does not purport to be indicative of what would have happened had the merger occurred as of the beginning of the period presented, nor is it indicative of results that may occur in the future, nor does it include any synergies of the combined company.  Please refer to the Reconciliation of Non-GAAP Financial Measures and Supplemental Combined Company Information appended to this press release.

Non-GAAP and Adjusted Operational Information for Fourth Quarter 2014 and Comparisons to Fourth Quarter 2013

•

Non-GAAP diluted earnings per share was $0.28* for the fourth quarter excluding expenses related to noncash purchase accounting adjustments, restructuring expenses and transaction expenses related to the merger

•	New home orders increased to 714 compared to 609, an increase of 17%
•	Active selling communities averaged 105.6 compared to 98.4
o	New home orders per average selling community were 6.8 orders (2.25 monthly) compared to 6.2 orders (2.06 monthly)
o	Cancellation rate decreased to 17% compared to 20%
•	Backlog units of 1,032 homes with a dollar value of $653.1 million
o	Average sales price in backlog increased 7% to $633,000
•	Home sales revenue of $623.0 million, an increase of 5%
o	New homes deliveries of 1,122, down 9%
o	Average sales price of homes delivered grew 16% to $555,000

Non-GAAP and Adjusted Operational Information for Full Year 2014 and Comparisons to Full Year 2013

•

Non-GAAP diluted earnings per share was $0.79* for the full year excluding expenses related to noncash purchase accounting adjustments, restructuring expenses and transaction expenses related to the merger

•	New home orders decreased to 3,283 compared to 3,532
•	Home sales revenue of $1.8 billion, an increase of 23%
o	New homes deliveries of 3,297, down 1%
o	Average sales price of homes delivered grew 25% to $548,000

       * See “Reconciliation of Non-GAAP Financial Measures”

Outlook

For the first quarter of 2015, the Company anticipates delivering approximately 55% to 60% of its 1,032 units in backlog as of December 31, 2014.  In addition, the Company expects to open 15 new communities, and close out of six, resulting in 117 active selling communities as of March 31, 2015.

For the full year 2015, the Company expects to grow communities by 15-20% and increase new home deliveries by 25% over the 2014 combined deliveries of legacy TRI Pointe and the WRECO homebuilders.  However, the Company began the year with lower margins in backlog than previously anticipated due to softer home sales in the fourth quarter.  The lower margins, combined with a more conservative outlook regarding the timing of certain land sales and the uncertainty of the Houston market, has resulted in the Company adjusting its 2015 outlook for earnings per diluted share to a range of $1.15 to $1.30 from the previous range of $1.25 to $1.40.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Tuesday, March 3, 2015.  The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Homes Fourth Quarter and Full Year 2014 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available from approximately 1:00 p.m. Eastern Time on March 3, 2015 through 11:59 p.m. Eastern Time on November 17, 2015.  To access the replay, the domestic dial-in number is 1-877-870-5176, the international dial-in number is 1-858-384-5517, and the pass code is 13600025.  An archive of the webcast will be available on the Company’s website for a limited time.

About TRI Pointe Homes, Inc.

Headquartered in Irvine, California, TRI Pointe Homes, Inc. (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, included Maracay Homes in Arizona; Pardee Homes in California and Nevada; Quadrant Homes in Washington; Trendmaker Homes in Texas; TRI Pointe Homes in California and Colorado; and Winchester Homes in Maryland and Virginia. Additional information is available at www.tripointegroup.com.

Forward-Looking Statements

Various statements contained in this presentation, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our ability to achieve the anticipated benefits of the Weyerhaeuser Real Estate Company (WRECO) transaction and our future production, operational and financial results, financial condition, prospects, and capital spending.  Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey future events or outcomes.  The forward-looking statements in this presentation speak only as of the date of this presentation, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; the risk that disruptions from the WRECO transaction will harm our business; our ability to achieve the benefits of the WRECO transaction in the estimated amount and the anticipated timeframe, if at all; our ability to integrate WRECO successfully and to achieve the anticipated synergies therefrom; changes in accounting principles; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group or its affiliates; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:

Chris Martin, TRI Pointe Homes

Drew Mackintosh, Mackintosh Investor Relations

InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Operating Data:
Home sales	$622,962	$473,832	$149,130	$1,646,274	$1,218,430	$427,844
Homebuilding gross margin	$123,722	$109,157	$14,565	$327,657	$268,150	$59,507
Homebuilding gross margin %	19.9%	23.0%	(3.1)%	19.9%	22.0%	(2.1)%
Adjusted homebuilding gross margin %*	22.7%	25.0%	(2.3)%	22.8%	24.2%	(1.4)%
SG&A expense	$55,737	$46,216	$9,521	$185,973	$168,765	$17,208
SG&A expense as a % of home sales	8.9%	9.8%	(0.8)%	11.3%	13.9%	(2.6)%
Net income	$41,426	$(178,166)	$219,592	$84,197	$(149,455)	$233,652
Adjusted EBITDA*	$92,294	$87,408	$4,886	$250,787	$179,525	$71,262
Interest incurred	$15,988	$6,326	$9,662	$41,706	$22,674	$19,032
Interest expense, net of interest capitalized	$—	$1,387	$(1,387)	$2,731	$3,593	$(862)
Interest in cost of home sales	$12,012	$8,529	$3,483	$28,354	$25,584	$2,770

Other Data:
Net new home orders	714	521	193	2,947	3,055	(108)
New homes delivered	1,122	1,072	50	3,100	2,939	161
Average selling price of homes delivered	$555	$442	113	$531	$415	116
Average selling communities (QTD)	105.6	90.1	15.5	N/A	N/A	N/A
Average selling communities (YTD)	N/A	N/A	N/A	99.1	85.5	13.6
Selling communities at end of period	108	89	19	108	89	19
Cancellation rate	17%	21%	(4)%	16%	15%	1%
Backlog (estimated dollar value)	$653,096	$507,064	146,032
Backlog (homes)	1,032	897	135
Average selling price in backlog	$633	$565	68

				December 31,	December 31,
				2014	2013	Change
Balance Sheet Data:
Cash and cash equivalents				$170,629	$4,510	$166,119
Real estate inventories				$2,280,183	$1,465,526	$814,657
Lots owned and controlled				29,718	27,613	2,105
Homes under construction (1)				1,887	1,300	587
Debt				$1,162,179	$834,589	$327,590
Stockholder equity				$1,452,075	$797,096	$654,979
Book capitalization				$2,614,254	$1,631,685	$982,569
Ratio of debt-to-capital				44.5%	51.1%	(6.7)%
Ratio of net debt-to-capital*				40.6%	51.0%	(10.4)%
(1)	Homes under construction includes completed homes
*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	Year Ended December 31,
	2014	2013
Assets
Cash and cash equivalents	$170,629	$4,510
Receivables	20,118	60,397
Real estate inventories	2,280,183	1,465,526
Investments in unconsolidated entities	16,805	20,923
Goodwill and other intangible assets, net	160,784	6,494
Deferred tax assets	153,513	288,983
Other assets	104,198	63,631
Total Assets	$2,906,230	$1,910,464

Liabilities
Accounts payable	$68,860	$59,676
Accrued expenses and other liabilities	204,820	190,682
Notes payable and other borrowings	274,677	—
Senior notes	887,502	—
Debt payable to Weyerhaeuser	—	834,589
Total Liabilities	1,435,859	1,084,947

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2014 and 2013, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 161,355,490 and 129,700,000 shares issued and outstanding at December 31, 2014 and 2013, respectively	1,624	1,297
Additional paid-in capital	904,044	333,589
Retained earnings	546,407	462,210
Total Stockholders' Equity	1,452,075	797,096
Noncontrolling interests	18,296	28,421
Total Equity	1,470,371	825,517
Total Liabilities and Equity	$2,906,230	$1,910,464

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Home sales	$622,962	$473,832	$1,646,274	$1,218,430
Land and lot sales	11,211	12,768	47,660	52,261
Other operations	828	893	9,682	4,021
Total revenues	635,001	487,493	1,703,616	1,274,712

Expenses:
Cost of home sales	497,990	363,878	1,316,470	948,561
Cost of land and lot sales	7,525	7,219	37,560	38,052
Other operations	586	549	3,324	2,854
Impairments and lot option abandonments	1,391	344,203	2,515	345,448
Sales and marketing	30,504	29,085	103,600	94,521
General and administrative	25,233	17,131	82,373	74,244
Restructuring charges	1,341	7,487	10,543	10,938
Total expenses	564,570	769,552	1,556,385	1,514,618
Income (loss) from operations	70,431	(282,059)	147,231	(239,906)

Equity in (loss) income of unconsolidated entities	(69)	(165)	(288)	2
Transaction expenses	(744)	—	(17,960)	—
Other income (expense), net	(777)	711	(1,019)	2,450
Income (loss) from continuing operations before taxes	68,841	(281,513)	127,964	(237,454)
(Provision) benefit for income taxes	(27,415)	101,893	(43,767)	86,161
Income (loss) from continuing operations	41,426	(179,620)	84,197	(151,293)
Discontinued operations, net of income taxes	—	1,454	—	1,838
Net income (loss)	$41,426	$(178,166)	$84,197	$(149,455)
Earnings per share
Basic
Continuing operations	$0.26	$(1.38)	$0.58	$(1.17)
Discontinued operations	—	0.01	—	0.02
Net earnings per share	$0.26	$(1.37)	$0.58	$(1.15)
Diluted
Continuing operations	$0.26	$(1.38)	$0.58	$(1.17)
Discontinued operations	—	0.01	—	0.02
Net earnings per share	$0.26	$(1.37)	$0.58	$(1.15)

Weighted average shares outstanding
Basic	161,345,594	129,700,000	145,044,351	129,700,000
Diluted	162,208,756	129,700,000	145,531,289	129,700,000

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling
	Delivered	Price	Delivered	Price	Delivered	Price	Delivered	Price
New Homes Delivered:
Maracay	110	$392	191	$338	396	$381	463	$315
Pardee	374	455	450	426	1,032	471	1,183	404
Quadrant	101	452	107	354	320	420	363	320
Trendmaker	157	504	146	461	561	496	585	445
TRI Pointe	246	816	—	—	404	803	—	—
Winchester	134	627	178	631	387	705	345	631
Total	1,122	$555	1,072	$442	3,100	$531	2,939	$415

	Three Months Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
	New	Average	New	Average	New	Average	New	Average
	Home	Selling	Home	Selling	Home	Selling	Home	Selling
	Orders	Communities	Orders	Communities	Orders	Communities	Orders	Communities
Net New Home Orders:
Maracay	72	16.5	69	14.3	385	16.4	488	12.8
Pardee	177	20.5	189	19.0	970	20.2	1,152	17.9
Quadrant	51	10.3	62	13.0	337	12.2	354	12.2
Trendmaker	121	25.5	123	21.5	557	24.0	649	22.0
TRI Pointe	207	21.8	—	—	359	9.2	—	—
Winchester	86	11.0	78	22.3	339	17.1	412	20.6
Total	714	105.6	521	90.1	2,947	99.1	3,055	85.5

MARKET DATA Continued

(dollars in thousands)

(unaudited)

	December 31, 2014			December 31, 2013
		Backlog	Average		Backlog	Average
	Backlog	Dollar	Selling	Backlog	Dollar	Selling
	Units	Value	Price	Units	Value	Price

Backlog:
Maracay	105	$40,801	$389	116	$42,068	$363
Pardee	218	147,044	675	280	171,077	611
Quadrant	113	51,568	456	96	44,262	461
Trendmaker	218	114,948	527	222	108,491	489
TRI Pointe	243	192,802	793	—	—	—
Winchester	135	105,933	785	183	141,166	771
Total	1,032	$653,096	$633	897	$507,064	$565

					December 31,	December 31,
Lots Owned and Controlled:					2014	2013
Maracay					1,985	2,307
Pardee (2)					17,639	18,976
Quadrant					1,544	1,384
Trendmaker					2,073	1,753
TRI Pointe					3,726	—
Winchester					2,751	3,193
Total					29,718	27,613

Lots by Ownership Type:
Lots owned					25,535	22,716
Lots controlled (1)					4,183	4,897
Total					29,718	27,613
(1)	As of December 31, 2014 and 2013, lots controlled included lots that were under land option contracts or purchase contracts.
(2)	As of December 31, 2013, excludes 10,686 lots owned and 56,413 lots controlled relating to Coyote Springs, which were excluded assets per the transaction agreement governing the WRECO merger.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended
	December 31,
	2014	%	2013	%
	(dollars in thousands)
Home sales	$622,962	100.0%	$473,832	100.0%
Cost of home sales	497,990	79.9%	363,878	76.8%
Homebuilding impairments and lot option abandonments	1,250	0.2%	797	0.2%
Homebuilding gross margin	123,722	19.9%	109,157	23.0%
Add: interest in cost of home sales	12,012	1.9%	8,529	1.8%
Add: impairments and lot option abandonments	1,250	0.2%	797	0.2%
Add: purchase accounting adjustments	4,264	0.7%	—	0.0%
Adjusted homebuilding gross margin	$141,248	22.7%	$118,483	25.0%
Homebuilding gross margin percentage	19.9%		23.0%
Adjusted homebuilding gross margin percentage	22.7%		25.0%

	Year Ended
	December 31,
	2014	%	2013	%
	(dollars in thousands)
Home sales	$1,646,274	100.0%	$1,218,430	100.0%
Cost of home sales	1,316,470	80.0%	948,561	77.9%
Homebuilding impairments and lot option abandonments	2,147	0.1%	1,719	0.1%
Homebuilding gross margin	327,657	19.9%	268,150	22.0%
Add: interest in cost of home sales	28,354	1.7%	25,584	2.1%
Add: impairments and lot option abandonments	2,147	0.1%	1,719	0.1%
Add: purchase accounting adjustments	17,225	1.1%	—	0.0%
Adjusted homebuilding gross margin	$375,383	22.8%	$295,453	24.2%
Homebuilding gross margin percentage	19.9%		22.0%
Adjusted homebuilding gross margin percentage	22.8%		24.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued) (unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,
	2014	2013
	(dollars in thousands)
Notes payable and other borrowings	$274,677	$—
Senior Notes	887,502	—
Debt payable to Weyerhaeuser	—	834,589
Total debt	1,162,179	834,589
Stockholders' equity	1,452,075	797,096
Total capital	$2,614,254	$1,631,685
Ratio of debt-to-capital(1)	44.5%	51.1%

Total debt	$1,162,179	$834,589
Less: cash	(170,629)	(4,510)
Net debt	991,550	830,079
Stockholders' equity	1,452,075	797,096
Total capital	$2,443,625	$1,627,175
Ratio of net debt-to-capital(2)	40.6%	51.0%
(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued) (unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Adjusted EBITDA means EBITDA before (f) noncash purchase accounting adjustments (g) restructuring expenses (h) transaction related expenses and (i) impairment and lot option abandonments. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA is useful as measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands)
Net income (loss)	$41,426	$(178,166)	$84,197	$(149,455)
Interest expense:
Interest incurred	15,988	6,326	41,706	22,674
Interest capitalized	(15,988)	(4,939)	(38,975)	(19,081)
Amortization of interest in cost of sales	12,296	8,822	52,747	36,671
Provision (benefit) for income taxes	27,415	(101,893)	43,767	(86,161)
Depreciation and amortization	1,987	4,270	11,423	13,489
Amortization of stock-based compensation	1,430	1,298	7,679	5,002
EBITDA	84,554	(264,282)	202,544	(176,861)
Noncash purchase accounting adjustments	4,264	—	17,225	—
Restructuring charges	1,341	7,487	10,543	10,938
Transaction expenses	744	—	17,960	—
Impairments and lot option abandonments	1,391	344,203	2,515	345,448
Adjusted EBITDA	$92,294	$87,408	$250,787	$179,525

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued) (unaudited)

The following table reconciles net income and diluted earnings per share, as reported and prepared in accordance with GAAP, to the non-GAAP measure of net income and diluted earnings per share excluding noncash purchase accounting adjustments, restructuring charges and transaction expenses associated with the Merger. We believe that this non-GAAP measure provides useful information to investors regarding our performance due to the fact that it excludes expenses that do not relate to our core operations.

	Three Months Ended		Year Ended
	December 31, 2014		December 31, 2014
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(in thousands, except per share amounts)
GAAP measure	$41,426	$0.26	$84,197	$0.58
Noncash purchase accounting adjustments	4,264	0.03	17,225	0.12
Restructuring charges	1,341	0.01	10,543	0.07
Transaction expenses	744	0.00	17,960	0.13
Tax impact	(2,528)	(0.02)	(15,640)	(0.11)
Non-GAAP measure	$45,247	$0.28	$114,285	$0.79

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

SUPPLEMENTAL COMBINED COMPANY INFORMATION

(unaudited)

The merger with Weyerhaeuser Real Estate Company (“WRECO”) was accounted for as a “reverse acquisition” of TRI Pointe by WRECO in accordance with ASC Topic 805, “Business Combinations.” As a result, legacy TRI Pointe’s financial results are not included in the combined company’s GAAP results for any period prior to July 7, 2014, the closing date of the merger. This schedule provides certain supplemental financial and operations information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone operations. No other adjustments have been made to the supplemental combined company information provided and this information is summary only and may not necessarily be indicative of the results had the merger occurred at the beginning of the periods presented or the financial condition to be expected for the remainder of the year or any future date or period.

The following schedule provides certain supplemental financial and operations information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone operations for the three month period ending December 31, 2013 as though the WRECO merger was completed on January 1, 2013.

	Three Months Ended
	December 31, 2014			December 31, 2013
	Combined	Legacy	Combined	Combined	Legacy	Combined
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Supplemental Operating Data:			(dollars in thousands)
Home sales revenue	$622,962	NA	$622,962	$473,832	$118,976	$592,808
Net new home orders	714	NA	714	521	88	609
New homes delivered	1,122	NA	1,122	1,072	166	1,238
Average selling price of homes delivered	$555	NA	$555	$442	$717	$479
Average selling communities	105.6	NA	105.6	90.1	8.3	98.4
Selling communities at end of period	108	NA	108	89	10	99
Cancellation rate	17%	NA	17%	21%	16%	20%
Backlog (estimated dollar value)	$653,096	NA	$653,096	$507,064	$111,566	$618,630
Backlog (homes)	1,032	NA	1,032	897	149	1,046
Average selling price in backlog	633	NA	633	565	749	591

SUPPLEMENTAL COMBINED COMPANY INFORMATION (continued) (unaudited)

The following schedule provides supplemental unaudited financial information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone financial results for (i) the period from January 1, 2014 through July 7, 2014 and (ii) the twelve months ended December 31, 2013.

	Year Ended
	December 31, 2014			December 31, 2013
	Combined	Legacy	Combined	Combined	Legacy	Combined
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Supplemental Operating Data:			(dollars in thousands)
Home sales revenue	$1,646,274	$162,107	$1,808,381	$1,218,430	$247,091	1,465,521
Net new home orders	2,947	336	3,283	3,055	477	3,532
New homes delivered	3,100	197	3,297	2,939	396	3,335
Average selling price of homes delivered	$531	$823	$548	$415	$624	$439
Average selling communities	99.1	NA	99.1	85.5	7.4	92.9
Selling communities at end of period	108	NA	108	89	10	99
Cancellation rate	16%	NA	16%	15%	10%	14%